UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES AND EXCHANGE ACT OF 1934

       Date of report (Date of Earliest Event Reported:  (10-13-98)

                    GENERAL MOTORS ACCEPTANCE CORPORATION
                    -------------------------------------
              (Exact name of registrant specified in its charter)

                                    Delaware
       ------------------------------------------------------------
      (State or other jurisdiction of incorporation or organization)

          1-3754                                 38-0572512
   --------------------               ----------------------------------
  (Commission File No.)              (I.R.S. Employer Identification No.)

        3044 West Grand Boulevard, Detroit, Michigan        48202
        --------------------------------------------        -----

                                 313-556-1508
           --------------------------------------------------
          (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS


                  GMAC Announces 1998 Third Quarter Earnings
                  ------------------------------------------



General Motors Acceptance Corporation (GMAC) reported third quarter 1998 consolidated net income of $313 million, up from $312 million earned in the third quarter of 1997, GMAC President John D. Finnegan announced today. Net income for the first nine months of 1998 was $1,027 million, up from $1,022 million reported in the same period a year ago.

For the quarter, net income from automotive financing operations totaled $250 million, up 12% from $222 million earned in the third quarter of 1997. Earnings were higher due to increased retail volume, reduced credit losses and a lower effective income tax rate, partially offset by lower net interest margins and lower wholesale volume (due to the recent General Motors strike).

GMAC INSURANCE HOLDINGS INC. generated net income of $54 million in the third quarter of 1998, up 8% from $50 million earned in the same period last year. Earnings were higher due to the inclusion of Integon Corporation and increased capital gains.

GMAC MORTGAGE GROUP INC. generated net income of $9 million in the third quarter of 1998 compared to $40 million earned in the same period last year. Earnings were lower primarily due to widening credit spreads and increasing prepayments, which have reduced the value of its mortgage inventory and investment positions.



                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.



                      GENERAL MOTORS ACCEPTANCE CORPORATION
                      -------------------------------------
                                  (Registrant)




Dated:     October 13, 1998          By
           ----------------
                                     s/  Gerald E. Gross
                                     -------------------------------------
                                     Gerald E. Gross, Comptroller